Exhibit 99.1

Lantis Laser Signs Letter of Intent To Merge With Perio-Imaging Inc.

The Perio-Imager, An Ultrasound Periodontal Pocket Measuring And Profiling Modality, Expected to Significantly Enhance Lantis’ Product Portfolio and Financial Profile

DENVILLE, N.J., June 16,  2010 – Lantis Laser Inc. (LLSR:BB - News) (http://www.lantislaser.com),  announced today that it has signed a Letter of Intent to merge with Perio-Imaging Inc., a private New York based company.  The merger would be an all stock transaction and closing, among other conditions, would be subject to raising the required funding to complete the proposed merged company’s product development program.  The name of the new merged company will be announced upon closing.

The combined company expects to generate higher overall revenues, which will now include a substantial recurring component.  In total, management believes that the combined company will represent a significantly more attractive investment opportunity, in terms of its technological and financial characteristics as well as the large market its products pipeline addresses.

On the basis of a merged company, management will seek investment options to raise the necessary capital to advance its product portfolio to commercialization.

Lantis Laser has licensed rights to optical coherence tomography (“OCT”) and near infrared transillumination imaging technology for applications in the dental field.  Its product focus is on detection of early, later and hidden decay and microstructural defects in teeth.  Both modalities are light-based and therefore do not emit potentially harmful radiation.  OCT has been successfully used in ophthalmology for many years and recently FDA clearance for cardiovascular imaging was granted to a Lantis Laser licensor.

Perio Imaging Inc. has developed a novel ultrasound periodontal imaging device, the Perio-Imager, for the early detection of periodontal disease and establishing a patient’s periodontal condition.  Periodontal disease is not only a major cause of tooth loss but has been linked to other systemic diseases such as diabetes, cardiovascular disease and pancreatic cancer.  Detecting, quantifying and tracking a patient’s periodontal condition are important aspects of modern dentistry and disease prevention.  The Perio-Imager provides a quick, easy to use, inexpensive and accurate method of detecting early stage periodontal disease as compared to the traditional sharp pointed manual probe.  Management believes that this provides tremendous revenue generating potential for the dental office by enabling general dentists to treat patients who would ordinarily be referred to a periodontist.  The Perio-Imager is intended to be a non-contact, painless, accurate modality that provides an objective, accurate measurement of periodontal pockets depths, the early sign of periodontal disease.

The Perio-Imager is in the final stages of development and would be offered at a relatively modest price point to the dentist, currently estimated at less than $3,000, making it, in management’s view, affordable for all dental offices.  Perio’s revenue model also incorporates a significant recurring revenue component with a usage fee for each patient exam.

Stan Baron, President and CEO of Lantis, said “We firmly believe that there are strong synergies between the respective companies’ technologies which could be sold in an integrated chairside platform or as standalone devices.  With this combination, we expect that the new merged company would become a key leader not only in the area of early detection of decay but also of periodontal disease.  Despite advances in dental health, these diseases are still very prevalent and trends towards early detection and minimally invasive treatment require a level of diagnostic capabilities not currently available.”  He went on to add that the new company will also benefit from synergies in senior management, operations and marketing, as well as access to a highly regarded Dental Advisory Board.

“We are excited about the merger with Lantis as this creates a company with what we believe are the best solutions to enhance the dentists’ ability to make earlier, more accurate diagnoses, better treatment plans and enhanced outcomes.  Most critically, we believe that the combined company will offer a very attractive business model with a diverse set of technologies and quicker time to market” said Barry J. Berman, President and CEO of Perio-Imaging.

About Lantis Laser Inc.
Lantis was formed to commercialize the application of novel technologies in the dental industry.  The criteria for selected products include competitive edge, exclusivity and large market potential.  Lantis has rights to the application of OCT technology in the field of dentistry under its license Agreements with Lawrence Livermore National Laboratory (exclusive) and LightLab Imaging (non-exclusive).  Lantis also has exclusive rights to MEMS scanning technology from the University of Florida.  The Company has exclusive licences with The Regents of the University of California for the Near-Infrared Imaging Technology.  OCT was invented in the early 1990's at the Massachusetts Institute of Technology and is currently being commercialized in ophthalmology, cardiovascular imaging and other bio-medical applications including optical biopsies and cancer detection.  Lantis’ products cannot be sold until FDA clearance for marketing is obtained.

To find out more about Lantis Laser (LLSR: BB), visit our website at www.lantislaser.com

About Perio-Imaging Inc.
Perio-Imaging Inc. was formed to commercially exploit an ultrasonographic periodontal probe system it developed (the “Perio-Imager”).  Development of the Perio-Imager (including its hardware, software and proprietary hand piece) took three years to complete.  The Company has filed three U.S. patents and one international patent on its technology.  Beta systems have been completed and final preparation for clinical deployment needs to be undertaken prior to generation of data to support submission for FDA clearance to market the product.

To find out more about Perio-Imager Inc. visit our website at   www.perio-imaging.com

Safe Harbor: Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  Lantis Laser (the "Company") intends that such statements about the Company's future expectations, including future revenues and earnings, technology efficacy and all other forward-looking statements be subject to the safe harbors created thereby.  The Company is a development stage company which continues to be dependent upon outside capital to sustain its operations.  Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.

CONTACT INFORMATION

Corporate Inquiries:

Stan Baron, President & CEO
Telephone: (203) 300-7622
sbaron@lantislaser.com

For more news on OCT in Dentistry visit:

www.octnews.org